----------------------------
   FORM 4
[X]Check this box if no
   longer subject to
   Section 16. Form 4
   or Form 5 obligations
   may continue. See
   Instruction 1(b).
   (Print or Type Responses)
----------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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           OMB Approval
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   OMB Number:  3235-0287
   Expires:
   Estimated average burden
   hours per response...0.5
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--------------------------------------------------- ------------------------------------------------------ -------------------------
1.  Name and Address of        2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to Issuer
    Reporting Person*                                                                             (Check all applicable)
                                                                            __ Director                    __  10% Owner
                                                                             X Officer (give title below)  __ Other (specify below)
                                   Servico, Inc.                               Chief Financial Officer
Knight         Warren    M.        SER
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(Last)        (First)   (Middle)               3. I.R.S. or Social     4. Statement for    7. Individual or Joint/Group Filing
                                                  Security Number of      Month/Year                 (Check Applicable Line)
                                                  Reporting Person                          X Form Filed by One Reporting Person
                                                  (Voluntary)             12/98            __ Form Filed by More than One Reporting
c/o Lodgian, Inc.                                                                             Person
3445 Peachtree Road, N.E., Suite 700
-------------------------------------------                            ------------------
                  (Street)                                             5. If Amendment,
                                                                          Date of Original
                                                                          (Month/Year)

Atlanta        GA        30326
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(City)         (State)       (Zip)         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------ ------------- ----------------- ---------------------------------------------------------
1. Title of Security      2. Trans-   3. Transaction    4. Securities Acquired (A)  5. Amount of      6. Ownership    7. Nature of
   (Instr. 3)                action      Code (Instr.      or Disposed of (D)          Securities        Form:           Indirect
                             Date        8)                (Instr. 3, 4 and 5)         Beneficially      Direct (D)      Beneficial
                             (Month/                                                   Owned at End      or Indirect     Ownership
                             Day/                                                      of Month          (I)             (Instr. 4)
                             Year)                                                     (Instr. 3         (Instr. 4)
                                                                                        and 4)
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                                         Code   V          Amount  (A) or (D)  Price
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Common Stock, par value
$.01 per share              12/11/98     J                   3,711    D                   0
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued)                  Table II -- Derivative Securities Beneficially Owned
                                             (e.g., puts, calls, warrants, options, convertible securities)



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1. Title  2. Conver-  3. Trans-  4. Trans- 5. Number of   6. Date       7. Title      8. Price 9. Number  10. Owner-  11. Nature of
   of        sion or     action     action    Derivative     Exer-         and           of       of          ship        Indirect
   Deri-     Exercise    Date       Code      Securities     cisable       Amount        Deri-    Deri-       Form        Beneficial
   vative    Price of               (Instr.   Acquired (A)   and Expi-     of            vative   vative      of Deri-    Ownership
   Secu-     Deri-       (Month/     8)       or Disposed    ration        Under-        Secu-    Secu-       vative      (Instr. 4)
   rity      vative      Day/                 of (D)         Date          Lying         rity     rities      Security:
   (Instr.   Security    Year)                (Instr. 3,     (Month/       Securi-       (Instr.  Benefi-     Direct
   3)                                         4, and 5)      Day/          ties           5)      cially      (D) or
                                                             Year)         (Instr.                Owned       Indirect
                                                                           3 and 4)                at End      (I)
                                                                                                  of          (Instr.
                                                                                                  Month        4)
                                                                                                  (Instr.
                                                                                                   4)
                                    --------------------------------------------------
                                    Code V    (A)   (D)    Date    Expir- Title Amount
                                                           Exerci- ation        or
                                                           sable   Date         Number
                                                                                of
                                                                                Shares
                                   ---------------------------------------------------
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Option to Purchase $4.00  12/11/98   J             62,500 6/30/94  8/5/02 Com-  62,500              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $4.00  12/11/98   J             30,000 5/27/94 5/14/03 Com-  30,000              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $6.125 12/11/98   J              1,000 5/26/96 5/26/05 Com-   1,000              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $6.125 12/11/98   J              1,000 5/26/97 5/26/05 Com-   1,000              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $6.125 12/11/98   J              1,000 5/26/98 5/26/05 Com-   1,000              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $6.125 12/11/98   J              1,000 5/26/99 5/26/05 Com-   1,000              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase $6.125 12/11/98   J              1,000 5/26/00 5/26/05 Com-   1,000              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $6.125 12/11/98   J              2,700 1/12/97 1/12/06 Com-   2,700              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase $6.125 12/11/98   J              2,700 1/12/98 1/12/060000000 2,700              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $6.125 12/11/98   J              2,700 1/12/99 1/12/06 Com-   2,700              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $6.125 12/11/98   J              2,700 1/12/00 1/12/06 Com-   2,700              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $6.125 12/11/98   J              2,700 1/12/01 1/12/06 Com-   2,700              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $6.125 12/11/98   J             12,500 8/27/97 8/27/07 Com-  12,500              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $6.125 12/11/98   J             12,500 8/27/98 8/27/07 Com-  12,500              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $6.125 12/11/98   J             12,500 8/27/99 8/27/07 Com-  12,500              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $6.125 12/11/98   J             12,500 8/27/00 8/27/07 Com-  12,500              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Option to Purchase $6.125 12/11/98   J             12,500 8/27/01 8/27/07 Com-  12,500              0
Common Stock                                                              mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Stock Appreciation $6.125 12/11/98   J             12,500 8/27/01 8/27/07 Com-  12,500              0
Rights                                                                    mon
                                                                          Stock,
                                                                          par value
                                                                          $.01 per
                                                                          share
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Explanation of Responses:

         Pursuant to the terms of a merger agreement,  shares of common stock and options to purchase common stock of Servico,  Inc.
         have been  converted  into shares of common  stock and options to purchase  common  stock of Lodgian,  Inc.,  respectively.
         Servico common stock has been de-registered pursuant to Section 12 of the Securities Exchange Act of 1934.

** Intentional misstatements or omissions of                /s/ Warren M. Knight                       1/6/99
   facts constitute Federal Criminal               --------------------------------------------       ------------------------------
   Violations.                                           ** Signature of Reporting Person                         Date
   See 18 U.S.C. and 15 U.S.C. 78ff(a).

Note:    File three copies of this Form, one
         of which must be manually signed.
         If space provided is insufficient,
         see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless form
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